Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Equillium, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-254656, 333-230536, 333-227859, 333-263790, 333-237407, and 333-269154) on Form S-8, and (No. 333-269153) on Form S-3 of our report dated March 23, 2023, with respect to the consolidated financial statements of Equillium, Inc.

/s/ KPMG LLP

San Diego, California
March 23, 2023